Exhibit 99.1

Clearwater Paper Reports Third Quarter 2010 Results

Third Quarter Net Sales Increase 6.5% to $352.9 Million

SPOKANE, Wash.--(BUSINESS WIRE)--October 28, 2010--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the third quarter ended September 30, 2010. Third quarter net sales increased 6.5% to $352.9 million from $331.5 million in the third quarter of 2009. Net earnings for the third quarter of 2010 were $15.0 million, or $1.27 per diluted share compared to net earnings of $46.2 million, or $3.92 per diluted share, for the third quarter of 2009. Third quarter 2009 results included income of $2.52 per diluted share for the alternative fuel mixture tax credit. Excluding the alternative fuel mixture tax credit, third quarter 2009 net earnings would have been $16.5 million or $1.40 per diluted share. After adjusting for $3.1 million in pre-tax transaction costs related to the pending acquisition of Cellu Tissue Holdings, Inc., third quarter 2010 net earnings were $16.9 million or $1.43 per diluted share. Additionally, the company had scheduled major maintenance costs of $4.0 million in the third quarter of 2010 compared to $1.1 million in the third quarter of 2009, representing an increase of $2.9 million or an estimated after-tax $0.15 per diluted share impact on third quarter results.

"We continued to experience sales growth in our Consumer Products and Pulp and Paperboard businesses and we have made progress on executing our growth initiatives. We recently completed the debt financing in anticipation of the Cellu Tissue acquisition at very attractive borrowing rates, and we continue to make good progress and remain on schedule with the construction of our new facilities in Shelby, North Carolina," said Gordon Jones, chairman, president and chief executive officer.

THIRD QUARTER 2010 SEGMENT PERFORMANCE

Consumer Products

Net sales of $144.0 million for the third quarter of 2010 were 2.7% higher than third quarter 2009 net sales of $140.2 million. Operating income for the quarter was $10.8 million, compared with operating income of $32.1 million for the third quarter of 2009.

  The increase in net sales was driven by a 4.3% increase in volume, partially offset by 1.6% lower net selling prices driven by increased customer product promotions.
  Operating income was lower primarily as a result of significantly higher pulp costs.

Pulp and Paperboard

Net sales of $231.5 million for the third quarter of 2010 were up 13.3% compared to third quarter 2009 net sales of $204.2 million. Operating income for the quarter was $28.2 million, compared to operating income of $53.5 million for the third quarter of 2009, which included $47.1 million associated with the alternative fuel mixture tax credit.

  Higher net sales for the quarter were primarily the result of paperboard pricing that increased 12.6%, pulp prices that increased 42.8% and product mix improvements.
  Paperboard shipments decreased 7.0% partially due to scheduled major maintenance downtime during the third quarter of 2010.
  Operating income included $4.0 million in scheduled major maintenance expense at our Arkansas facility in the third quarter of 2010.

Tax Rate

The company's effective income tax rate for the third quarter of 2010 was 39.3% compared to 36.9% for the same period last year. The tax rate for the third quarter of 2010 includes interest expense related to our uncertain tax positions primarily related to whether our alternative fuel mixture tax credit is subject to income taxation. The annual estimated effective tax rate for 2010, excluding discrete items, is approximately 34.8%.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents its results for the third quarter of 2009, excluding income from the alternative fuel mixture tax credit, and its results for the third quarter of 2010, excluding Cellu Tissue transaction costs. These amounts are not in accordance with generally accepted accounting principles (GAAP) and accordingly a reconciliation of these amounts to net earnings determined in accordance with GAAP is included at the end of this press release.

CONFERENCE CALL INFORMATION

A live audio Web cast and conference call will be held today, Thursday, October 28, 2010 at 8 a.m. Pacific time (11 a.m. Eastern time). Investors may access the conference call by dialing 877-303-9241 (for U.S./Canada investors) or 760-666-3575 (for international investors). The audio Web cast may be accessed on the company's Web site at http://ir.clearwaterpaper.com/events.cfm. An accompanying presentation will be available for downloading at the same site at 7 a.m. Pacific time (10:00 a.m. Eastern time). The Web cast will be audio only. Investors are recommended to download the accompanying presentation prior to the call.

For those unable to participate in the call, an archived recording will be available through the Clearwater Paper Corporation Web site www.clearwaterpaper.com under "Investor Relations" following the conference call.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the company's growth initiatives and expected annual tax rates. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, unanticipated construction or manufacturing disruptions related to the Shelby manufacturing facility; the possibility that the conditions to closing of the Cellu Tissue acquisition may not be satisfied and that the closing may not occur or may be delayed; customers' product preferences, changes in the United States and international economies; changes in raw material and energy costs; cyclical industry conditions; loss of a large customer; changes in the alternative fuel mixture tax credit regulations and the company's eligibility for such tax credits; competitive pricing pressure for the company's products; changes in freight costs and disruptions in transportation services; unanticipated manufacturing disruptions; changes in general and industry-specific laws and regulations; unforeseen environmental liabilities or expenditures; labor disruptions; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Cellu Tissue has filed with the SEC a preliminary proxy statement and intends to file with the SEC a definitive proxy statement and other relevant material in connection with the acquisition. The definitive proxy statement will be sent or given to the stockholders of Cellu Tissue. Before making any voting or investment decision with respect to the acquisition, investors and stockholders of Cellu Tissue are urged to read the proxy statement and the other relevant material when they become available because they will contain important information about the acquisition. The proxy statement and other relevant materials (when they become available), and any other documents filed by Cellu Tissue with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, at Cellu Tissue’s Investor Relations website at cellutissue.com/investor (click “SEC filings”) or from Cellu Tissue by contacting Investor Relations by mail at 1855 Lockeway Drive, Suite 501, Alpharetta, Georgia 30004, Attention: Investor Relations, or by telephone at (678) 393-2651.

PARTICIPANTS IN THE SOLICITATION

Clearwater Paper and Cellu Tissue and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Cellu Tissue stockholders in connection with the acquisition. Information about Clearwater Paper’s directors and executive officers is set forth in Clearwater Paper’s proxy statement on Schedule 14A filed with the SEC on March 29, 2010 and its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 26, 2010, respectively. Information about Cellu Tissue’s directors and executive officers is set forth in its proxy statement on Schedule 14A filed with the SEC on June 25, 2010. Additional information regarding the interests of participants in the solicitation of proxies in connection with the acquisition is set forth in the preliminary proxy statement that Cellu Tissue filed with the SEC and will also be included in the definitive proxy statement that Cellu Tissue intends to file with the SEC.

For additional information on Clearwater Paper, please visit our Web site at www.clearwaterpaper.com.

ABOUT CLEARWATER PAPER

Clearwater Paper Corporation manufactures premium consumer tissue, high-quality bleached paperboard and wood products at six facilities across the country. The company is a premier supplier of private label tissue to major retail grocery chains and also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's 2,500 employees build shareholder value by developing strong customer partnerships through quality and service.

Clearwater Paper Corporation
Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2010		2009		2010		2009

Net sales	$352,927	100%	$331,484	100%	$1,027,408	100%	$935,089	100%
Costs and expenses:
Cost of sales	303,542	86%	282,485	85%	891,921	87%	795,152	85%
Selling, general and administrative expenses	20,886	6%	18,627	6%	59,124	6%	52,655	6%
	324,428	92%	301,112	91%	951,045	93%	847,807	91%
Alternative fuel mixture tax credit	-		47,137		-		123,510
Earnings before interest, debt retirement costs and income taxes	28,499	8%	77,509	23%	76,363	7%	210,792	23%
Interest expense, net	(3,819)		(4,277)		(12,236)		(11,271)
Debt retirement costs	-		-		-		(6,250)
Earnings before income taxes	24,680	7%	73,232	22%	64,127	6%	193,271	21%
Income tax provision	9,692		27,023		28,113		57,967
Net earnings	$14,988	4%	$46,209	14%	$36,014	4%	$135,304	14%
Net earnings per common share:
Basic	$1.31		$4.07		$3.14		$11.91
Diluted	1.27		3.92		3.05		11.54
Average shares outstanding (in thousands):
Basic	11,479		11,362		11,472		11,359
Diluted	11,792		11,780		11,808		11,729

Clearwater Paper Corporation
Condensed Balance Sheets
Unaudited (Dollars in thousands)

	September 30,	December 31,
	2010	2009
Assets
Current assets:
Cash	$21,507	$2,824
Short-term investments	335,168	187,926
Receivables, net	111,235	94,458
Taxes receivable	2,936	101,343
Inventories	145,276	169,761
Deferred tax assets	11,419	12,926
Prepaid expenses	3,970	3,053
Total current assets	631,511	572,291

Land	5,228	4,729
Plant and equipment, net	349,012	359,295
Deferred tax assets	10,155	4,205
Other assets	7,427	6,943

	$1,003,333	$947,463

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$122,939	$109,775
Current liability for pensions and other postretirement employee benefits	9,933	9,933
Total current liabilities	132,872	119,708

Long-term debt	148,429	148,285
Liability for pensions and other postretirement employee benefits	224,438	236,422
Other long-term obligations	10,150	5,825
Accrued taxes	75,414	73,487
Accumulated other comprehensive loss	(117,242)	(126,962)
Stockholders' equity excluding accumulated other comprehensive loss	529,272	490,698

	$1,003,333	$947,463

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2010		2009		2010		2009
Segment net sales:
Consumer Products	$143,958	41%	$140,190	42%	$427,199	42%	$415,692	44%
Pulp and Paperboard	231,459	65%	204,210	62%	657,376	64%	558,472	60%
	375,417		344,400		1,084,575		974,164
Elimination of intersegment net sales	(22,490)	-6%	(12,916)	-4%	(57,167)	-6%	(39,075)	-4%
Total segment net sales	$352,927	100%	$331,484	100%	$1,027,408	100%	$935,089	100%

Operating income:
Consumer Products	$10,809	38%	$32,080	41%	$56,486	74%	$93,398	44%
Pulp and Paperboard (1)	28,155	99%	53,462	69%	48,851	64%	138,949	66%
	38,964		85,542		105,337		232,347
Corporate and eliminations	(10,465)	-37%	(8,033)	-10%	(28,974)	-38%	(21,555)	-10%
Earnings before interest, debt retirement costs and income taxes	$28,499	100%	$77,509	100%	$76,363	100%	$210,792	100%

(1) Operating income for the three and nine months ended September 30, 2009, for the Pulp and Paperboard segment included $47.1 million and $123.5 million, respectively, associated with the alternative fuel mixture tax credit.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended September 30,
	2010	2009

GAAP net earnings	$14,988	$46,209
Special items, after-tax:
Cellu Tissue acquisition related expenses	1,895	-
Alternative fuel mixture tax credit	-	(29,744)
Net earnings, excluding special items	$16,883	$16,465

GAAP net earnings per diluted share	$1.27	$3.92
Special items, after-tax:
Cellu Tissue acquisition related expenses	0.16	-
Alternative fuel mixture tax credit	-	(2.52)
Net earnings per diluted share, excluding special items	$1.43	$1.40

Diluted average shares outstanding (in thousands)	11,792	11,780

CONTACT:
Clearwater Paper Corporation
News media:
Matt Van Vleet, 509-344-5912
or
CFO:
Linda Massman, 509-344-5905
or
Investors:
IR Sense
Sean Butson, 509-344-5906